Toni Perazzo
Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. CLOSES REVOLVING CREDIT FACILITY FOR $75 MILLION

(BURLINGAME, CA), April 29, 2010 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today announced that it has closed a new revolving credit facility.  The $75 million credit facility, which has the ability to be expanded to $110 million, is available to AeroCentury through April 28, 2012.  The credit facility is provided by a syndicate of banks led by Union Bank, N.A. as Agent.  The initial draw under the new credit facility was used to repay AeroCentury’s previous credit facility which was due to expire on April 30, 2010.

“Given that conditions in the global capital markets are still extremely challenging, we believe it is a significant accomplishment to have closed this new facility,” said Neal Crispin, President of AeroCentury. “We are pleased to have Union Bank as our new agent bank.”

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

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